SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

NewLink Genetics Corporation

(Name of Registrant as Specified in Its Charter)

Evercel, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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On December 12, 2019, Evercel, Inc. (“Evercel”) issued a press release (the “Press Release”) announcing its offers to acquire NewLink Genetics Corporation (the “Company”) have been rebuffed by the Company’s board of directors. Evercel also announced in the Press Release its belief that the Company’s proposed merger with Lumos Pharma Inc. (“Lumos”) would not be in the best interests of the Company’s stockholders. Evercel launched the website www.NewLinkMerger.com (the “Website”) to provide further information about why a merger with Lumos would be value destructive for the Company’s shareholders. A copy of the Press Release is filed herewith as Exhibit 1. Screenshots of the Website information are filed herewith as Exhibit 2.

In addition, information regarding the Participant (as defined in Exhibit 3) in the proxy solicitation to vote against the Merger is filed herewith as Exhibit 3.

Exhibit 1

Evercel Announces Rejected Offer to Acquire NewLink Genetics

New York, NY – December 12, 2019 – Evercel, Inc. (“Evercel”) (OTC: EVRC) has made an offer to acquire NewLink Genetics Corporation (“NewLink”) (NASDAQ: NLNK).

Daniel Allen, Chief Executive Officer of Evercel, announced, on November 25, 2019 Evercel has made alternative offers to acquire NewLink, including one for $1.75 in cash per share. “We tried to engage in a good faith discussion with NewLink’s Board of Directors in order to deliver a superior offer to shareholders. However, NewLink’s Board turned down our offer without even engaging in any discussion with us.

“NewLink shareholders are being asked to approve a merger with privately held Lumos Pharma Inc. (“Lumos”) that we believe is not in their best interests and will likely destroy shareholder value at NewLink. Lumos is a money losing clinical stage biotech company with a single early stage pipeline asset (and insufficient resources to run clinical trials) that it acquired in July 2018 for $3.5 million upfront. The clinical path of Lumos’ previous (sole) drug candidate was deemed not viable due to safety concerns (after 7+ years and most of their $50+ million raised spent). We believe our cash offer is superior to the current all stock Lumos deal as it offers NLNK shareholders a strong premium to the $1.45 volume weighted average share price since the Lumos deal was announced, certainty of value and an expedient path to closure. In contrast, we believe the Lumos deal will likely result in continued dilution to NewLink shareholders, accelerated cash burn and the pursuit of unlikely success of a previously failed drug candidate.

NewLink shareholders will have an important decision to make in the coming weeks on whether to approve the merger with Lumos, and we believe shareholders deserve the full picture of NewLink’s options starting with an explanation for why the Board has refused to engage with Evercel about reaching a deal that may promise shareholders much greater value with significantly less risk than the Lumos merger.”

Further information about the potential NewLink/Lumos merger and why it is not in the best interests of NewLink shareholders can be found at www.NewLinkMerger.com

Contact info: info@evercel.com

About Evercel

New York City-based Evercel is a publicly traded holding company that oversees and manages subsidiary companies. Due to Evercel’s limited number of shareholders and its decision at present not to register with the SEC, Evercel is not obligated to publicly report business or financial information. From time-to-time, Evercel chooses to voluntarily report information. Evercel may change its reporting practices at any time, in its discretion and without notice. www.evercel.com

Notice

Evercel currently intends to file with the SEC a proxy statement and accompanying form of proxy card to be used in connection with the solicitation of proxies from the shareholders of NewLink. All shareholders of NewLink are advised to read the proxy statement and other materials filed by Evercel when they become available, as they will contain important information, including additional information related to Evercel. The proxy statement and accompanying proxy card will be furnished to some or all of NewLink’s stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov. Information about Evercel and a description of its direct or indirect interests by security holdings will be contained in the Schedule 14A to be filed by Evercel with the SEC.

Exhibit 2

Evercel recently made two alternative offers, far superior relative to the Lumos deal, to the NewLink Board, including an all cash offer with no financing contingency. However, the NewLink Board turned them down without any discussion with Evercel or evidence of thoughtful consideration. Why is the NewLink Board not interested in a better deal for the company's shareholders?

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SUBMIT

Additional Information and Where to Find It

Evercel, Inc. (collectively, the "Participant") currently intends to file with the Securities and Exchange Commission (the "SEC") a proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the stockholders of NewLink Genetics Corporation (the "Company"). All stockholders of the Company are advised to read the proxy statement and other documents related to the solicitation of proxies by the Participant when they become available, as they will contain important information, including additional information related to the Participant and information about the Participant's plans and views with respect to the proposed merger between the Company and Lumos Pharma Inc. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company's stockholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/

Information about the Participant and a description of its direct or indirect interests by security holdings will be contained in the first filing of Solicitation (or Pre-Solicitation) Material on Form DFAN14A by the Participant and will be contained in the definitive proxy statement

Exhibit 3

CERTAIN INFORMATION CONCERNING THE PARTICIPANT

Evercel, Inc. currently intends to file a proxy statement and accompanying proxy card with the SEC to be used to solicit votes against the merger of NewLink Genetics Corporation (the “Company”) with Lumos Pharma Inc. at a special meeting of stockholders of the Company.

THE PARTICIPANT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.

The Participant in the proxy solicitation is anticipated to be Evercel, Inc.

As of the date hereof, the Participant may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), 100 shares of common stock, $0.01 par value per share, of the Company (the “Shares”).